EXHIBIT 99.1

SP Bancorp, Inc. Reports Improved First Quarter 2011 Financial Results

PLANO, Texas, May 16, 2011 (GLOBE NEWSWIRE) -- SP Bancorp, Inc. (Nasdaq:SPBC) (the "Company"), the holding company for SharePlus Federal Bank (the "Bank"), today announced improved financial results for the Company's first quarter ended March 31, 2011. Net income increased to $217,000 compared to a net loss of $323,000 for the three months ended March 31, 2010. Total assets grew 8.6% to $259.3 million in the first quarter of 2011 from total assets of $238.8 million in the fourth quarter of 2010.

"Our first quarter results were significantly improved despite increased operating expenses as a result of SP Bancorp's move to become a public company and increased costs from one commercial foreclosure," said President and CEO Jeff Weaver. "In addition, the Bank initiated a Mortgage Warehouse Lending Division, which incurred start-up costs during the quarter. Although problem assets increased during the quarter, overall levels remain relatively low, and we expect non-performing loans to decrease significantly over time as resolutions and asset sales are completed."

"We continued to grow organically, showing increased overall profitability from our Mortgage, Commercial, and Consumer businesses," Weaver said.  "These results reflect our ongoing objective of leveraging the existing infrastructure and increasing our core profitability."

PERFORMANCE HIGHLIGHTS

  Net income increased $540,000: Net income for the three months ended March 31, 2011 increased to $217,000, compared to a net loss of $323,000 for the three months ended March 31, 2010.

  Total assets grew 8.6%: Total assets increased to $259.3 million in the period ended March 31, 2011 compared to $238.8 million at December 31, 2010.

  Quarterly net interest income increases: Net interest income for the three months ended March 31, 2011 increased to $2.3 million, compared to $2.0 million for the three months ended March 31, 2010.

  Net interest margin increased: The net interest margin increased by 31 basis points to 3.96% for the three months ended March 31, 2011 compared to the three months ended March 31, 2010.

  Deposits grew 10.9%: Deposits increased by $20.6 million to $208.8 million as of March 31, 2011 from $188.2 million as of December 31, 2010.

  Loans grew $2.6 million: Net loans increased by $2.6 million, or 1.4%, to $193.7 million at March 31, 2011 from $191.1 million at December 31, 2010.

  Stockholders' equity remained strong: The Company reported $32.4 million in stockholders' equity at March 31, 2011, up slightly from $32.1 million reported as of December 31, 2010.

CONFERENCE CALL

As previously announced, a conference call to discuss the Company's first quarter results is scheduled for today at 10:00 a.m. Central Time (11:00 a.m. Eastern). To participate in the teleconference, investors in the U.S. should dial 877-417-5253 at least 10 minutes before the start time and reference conference number 66833758. International callers should dial 760-298-5097. The conference call also can be accessed by visiting the investor relations section of the Company's website, www.shareplus.com.

Financial tables and results of operations follow.

SP BANCORP, INC.
FINANCIAL RESULTS

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)
	(In thousands, except per share amounts)

SELECTED OPERATING DATA:

Interest income	$ 2,754	$ 2,582
Interest expense	451	567
Net interest income	2,303	2,015
Provision for loan losses	120	1,080
Net interest income after provision for loan losses	2,183	935
Noninterest income	693	515
Noninterest expense	2,575	1,985
Income (loss) before income tax expense (benefit)	301	(535)
Income tax expense (benefit)	84	(212)
Net income (loss)	$ 217	$ (323)
Basic and diluted earnings per share	$ 0.13	$ N/A

N/A Not applicable. (SP Bancorp, Inc. completed its IPO on October 29, 2010).

SP BANCORP, INC.
FINANCIAL RESULTS - CONTINUED

	March 31,	December 31,
	2011	2010
	(Unaudited)
	(In thousands)

SELECTED FINANCIAL CONDITION DATA:

Total assets	$ 259,330	$ 238,817
Total cash and cash equivalents	21,479	11,814
Securities available for sale, at fair value	24,813	22,076
Loans held for sale	1,340	3,589
Loans, net	193,662	191,065
Other real estate owned	1,843	--
Premises and equipment, net	4,592	4,637
FHLB of Dallas stock and other restricted stock, at cost	1,004	1,003
Bank-owned life insurance	6,017	--
Other assets (1)	4,580	4,633
Deposits	208,795	188,244
Borrowings	15,984	15,987
Stockholders' equity	32,390	32,104

(1) Includes fixed annuity investment, accrued interest receivable, deferred tax assets and other assets.

ASSET QUALITY RATIOS:

Nonperforming loans to total loans	4.18%	2.78%
Nonperforming assets to total assets	3.87%	2.28%
Allowance for loan losses to non-performing loans at end of period	21.49%	39.23%
Allowance for loan losses to total loans at end of period	0.90%	1.09%

SP BANCORP, INC.

RESULTS OF OPERATIONS - THREE MONTHS ENDED MARCH 31, 2011 AND 2010

The increase in net income for the quarter ended March 31, 2011 reflected an increase of $288,000 in net interest income, a $960,000 decrease in the provision for loan losses and a $178,000 increase in noninterest income, partially offset by a $590,000 increase in noninterest expense and a $296,000 increase in income tax expense.

Net interest income increased by $288,000, or 14.3%, to $2.3 million for the quarter ended March 31, 2011 from $2.0 million for the quarter ended March 31, 2010, as our net interest-earning assets increased to $32.6 million from $15.3 million, reflecting the deployment of net proceeds from the Company's October 2010 initial public offering. In addition, our net interest rate spread increased to 3.83% from 3.57%, and our net interest margin increased to 3.96% from 3.65%.

We recorded a provision for loan losses of $120,000 for the quarter ended March 31, 2011 compared to a provision for loan losses of $1.1 million for the quarter ended March 31, 2010.

The $960,000 decrease in the provision for loan losses was primarily attributable to a significant provision taken during the three months ended March 31, 2010. The 2010 provision included a specific allowance of $604,000 on a commercial real estate loan, an increase in the Bank's general allocation factors related to economic and other trends, and increased loan loss experience ratios.

Noninterest income increased by $178,000, or 34.6%, to $693,000 for the quarter ended March 31, 2011 from $515,000 for the quarter ended March 31, 2010. The increase was due primarily to an increase in gains from the sale of mortgage loans and securities.

Noninterest expense increased by $590,000, or 29.7%, to $2.6 million for the quarter ended March 31, 2011 from $2.0 million for the quarter ended March 31, 2010. This increase was primarily attributable to an increase in compensation and benefits, including mortgage commissions, higher professional and outside service fees, costs of operations from other real estate owned and other noninterest expenses.

COMPARISON OF FINANCIAL CONDITION DATA – MARCH 31, 2011 AND DECEMBER 31, 2010

Total assets increased by $20.5 million, or 8.6%, to $259.3 million at March 31, 2011 from $238.8 million at December 31, 2010. The increase was primarily the result of an increase in cash and cash equivalents and investment in bank-owned life insurance, funded by customer deposits.

Securities classified as available for sale increased by $2.7 million, or 12.4%, to $24.8 million at March 31, 2011 from $22.1 million at December 31, 2010, primarily as a result of investment of new customer deposits. At March 31, 2011, securities classified as available for sale consisted of collateralized mortgage obligations issued by government-sponsored enterprises, mortgage-backed securities, municipal obligations and agency securities.

Net loans increased by $2.6 million, or 1.4%, to $193.7 million at March 31, 2011 from $191.1 million at December 31, 2010.  Our commercial real estate loan portfolio increased $2.9 million to $32.2 million at March 31, 2011.

Deposits increased by $20.6 million, or 10.9%, to $208.8 million at March 31, 2011 from $188.2 million at December 31, 2010. The increase resulted primarily from deposit inflows from existing customers.

Federal Home Loan Bank advances remained unchanged at $16.0 million at March 31, 2011.

Stockholders' equity was $32.4 million and $32.1 million at March 31, 2011 and December 31, 2010, respectively. The increase was due primarily to net income for the three months ended March 31, 2011 of $217,000 and an increase in accumulated other comprehensive income of $91,000.

On October 29, 2010, Share Plus Federal Bank completed its conversion from a federal mutual savings bank to a capital stock savings bank. A new holding company, SP Bancorp, Inc., was established as part of the conversion. The public offering was consummated through the sale and issuance by SP Bancorp, Inc. of 1,725,000 shares of common stock at $10 per share. Net proceeds of $14.4 million were raised in the stock offering, after deduction of conversion costs of $2.0 million and excluding $846,000 which was loaned by the Company to a trust for the Employee Stock Ownership Plan (the "ESOP"). The Bank's ESOP is authorized to purchase up to 138,000 shares of common stock.  The ESOP purchased 67,750 of those shares in the offering and 17,850 in the open market through March 31, 2011. The remaining 52,400 shares are expected to be purchased in open market transactions in the near term.

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

ABOUT SP BANCORP, INC.

SP Bancorp, Inc. is the holding company for SharePlus Federal Bank, a federally chartered savings bank originally chartered in 1958. The Bank offers a full range of community banking products and services out of its seven branches, four of which are located near the Bank's headquarters in Plano, Texas; two of which are located in Louisville, Kentucky; and one of which is located in Irvine, California. Shares of the common stock of SP Bancorp, Inc. trade on the Nasdaq Capital Market under the ticker symbol "SPBC." The Company maintains a website at www.shareplus.com that includes information on the Company and the Bank, including the Bank's products and services, branch locations and hours, current Company financial information, and links to Company filings with the Securities and Exchange Commission.

The SP Bancorp, Inc. logo is available athttp://www.globenewswire.com/newsroom/prs/?pkgid=7951

CONTACT:  INVESTOR CONTACT
          Jeffrey Weaver, President and CEO
          972.931.5311